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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                    Contact:
August 22, 2001
                                         R. Breck Denny
                                         Vice President, Chief Financial Officer
                                         LESCO, Inc.

(440) 783-9250


                     LESCO REDEEMS SHAREHOLDER RIGHTS PLAN

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CLEVELAND - August 22, 2001 - LESCO, Inc. (Nasdaq: LSCO), the leading provider of products for the professional turf care market, today announced that its Board of Directors voted to redeem all of the rights issued under its shareholder rights plan, effective immediately.

Shareholders of record on August 24, 2001, will receive a redemption payment of $.01 per right. The redemption payment will be distributed to shareholders on September 10, 2001. Each common share carries with it one right that currently cannot be separated from the common share. There are currently approximately 8,559,760 common shares outstanding. Expenses related to the redemption will be incurred in the current quarter.

The Company is advised that the redemption payment is likely to be treated as a dividend for federal income tax purposes. However, holders of the rights should consult their own tax advisors as to the appropriate tax treatment under federal, state and local laws.

ABOUT LESCO, INC.

LESCO is a specialty provider of products for the professional turf care market. Serving more than 130,000 customers worldwide, LESCO distributes through 228 LESCO Service Centers, 78 LESCO Stores-on-Wheels, lawn care service representatives and other direct sales efforts. Sales in 2000 totaled $499.6 million. Additional information about LESCO can be found on the Internet at http://www.lesco.com.

Certain of the above information is forward-looking and, as such, reflects only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may affect actual results include, but are not limited to potential regulations; the Company's ability to effectively manufacture, market and distribute new products; the success of the Company's operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to Form 10-K for the year ended December 31,2000 and Form 10-Q for the quarter ended June 30, 2001.







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